Exhibit 99.1
                      American Banknote Corporation
                             410 Park Avenue
                         New York, NY  10022-4407

Contact:  Jean Marie Young
          Director   Investor Relations
          (212) 593-5700
                                               FOR IMMEDIATE RELEASE

                 AMERICAN BANKNOTE CORPORATION ANNOUNCES
               PAYMENT OF INTEREST ON 10 3/8% SENIOR NOTES
       NONPAYMENT OF INTEREST ON 11 1/4% SENIOR SUBORDINATED NOTES,
                 AND CONTINUING RESTRUCTURING DISCUSSIONS


NEW YORK, May 28, 1999   American Banknote Corporation (NYSE:ABN) announced
today that the semi-annual interest payment on its 10 3/8% Senior Notes due 2002 will be paid in full on June 1st. The Company, however, will not make the June 1st interest payment on its 11 1/4% Senior Subordinated Notes due 2007. The Indenture for these Notes allows for a 30-day grace period to make this interest payment.

The Company's advisor, The Blackstone Group, has initiated discussions with holders of approximately 50% of the Senior Subordinated Notes to address a possible restructuring. However, there can be no assurance that the Company will be able to reach any agreement with the holders of these Notes.

Morris Weissman, Chairman and Chief Executive Officer of American Banknote Corporation, commented, "We are taking steps toward a restructuring that is intended to result in a de-leveraging of the Company and enhancement of its ability to operate and grow in the future. We are hopeful that such a financial restructuring can be reached rapidly by a mutually beneficial agreement with the bondholders."

American Banknote Corporation is a leading global full-service provider of secure transaction solutions in carefully selected markets along three major product groups: Transaction Cards & Systems, Printing Services & Document Management, and Security Printing Solutions. A combined strategy of operating along product lines and constant expansion of transaction activities worldwide reflects the rapidly changing field of electronic commerce.

Statements regarding a future restructuring or about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-look statements are specified in the Company=s filings under the Securities Exchange Act of 1934, as amended, on file with the Securities and Exchange Commission.


                             #####